Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference the Registration Statement on Form S-8 of First Financial Bancorp. of our report dated February 19, 2026, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Financial Bancorp. for the year ended December 31, 2025.

Crowe LLP

South Bend, Indiana

May 26, 2026